Exhibit 99.1

CBS CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2005 RESULTS

CBS Corporation (NYSE: CBS.A and CBS) announced on February 23, 2006 results for the fourth quarter and full year ended December 31, 2005.  The separation of former Viacom Inc. (“Viacom”) into two publicly traded entities, CBS Corporation and new Viacom Inc. (“Viacom Inc.”), was completed on December 31, 2005.  CBS Corp. has accounted for the separation as a spin-off and accordingly, the results of Viacom Inc. have been reflected as discontinued operations for all periods presented.  CBS Corp. is comprised of the following segments: Television (CBS Television Network, UPN, Showtime, CBS Television Stations, CBS Paramount Television and King World), Radio (Radio Stations), Outdoor (Outdoor Advertising Properties) and Parks/Publishing (Paramount Parks and Simon & Schuster).

For the fourth quarter of 2005, CBS Corp.’s revenues increased 2% to $3.8 billion principally reflecting growth in Television, Outdoor and Parks/Publishing.  Excluding non-cash impairment charges, fourth quarter 2005 operating income increased 3% to $647 million, reflecting a 9% increase at Television, 18% growth at Outdoor and an increase in Parks/Publishing to $23 million from $9 million in the fourth quarter of 2004, partially offset by an 11% decrease at Radio, from the same prior-year period.  Fourth quarter of 2005 pro forma net earnings from continuing operations, assuming the separation occurred on January 1, 2005, and excluding impairment charges, was $311 million or $.41 per diluted share. Excluding the charges, as reported net earnings from continuing operations of $266 million, or $.17 per diluted share, compared with net earnings from continuing operations of $361 million, or $.21 per diluted share, in the fourth quarter of 2004.  Income tax expense increased by $120 million to $215 million due primarily to the resolution of certain income tax audits in 2004.

Full year 2005 revenues of $14.54 billion were relatively flat compared with $14.55 billion in 2004.  Revenues reflected a 2% increase in advertising revenues led by growth in the Television, Radio and Outdoor segments offset by a decline in television license fees.  Excluding the charges, full year 2005 operating income of $2.7 billion decreased 6%, with Television and Radio down 9% and 3%, respectively, partially offset by increases at Outdoor and Parks/Publishing.  Full year 2005 pro forma net earnings from continuing operations was $1.3 billion or $1.59 per diluted share. Excluding the charges, as reported net earnings from continuing operations of $1.2 billion, or $.73 per diluted share, compared with net earnings from continuing operations of $1.5 billion, or $.87 per diluted share, in 2004.  Income tax expense increased by $113 million to $833 million due primarily to the resolution of certain income tax audits in 2004.

For the full year 2005, CBS Corp.’s free cash flow increased 10% to $1.5 billion from $1.4 billion in 2004, reflecting improvements in working capital, partially offset by higher cash taxes and capital expenditures, as well as lower earnings excluding the non-cash impairment charges.  Results in 2004 reflected a tax benefit from the resolution of certain income tax audits, which reduced cash taxes paid in 2004.  Free cash flow reflected the Company’s net cash flow from operating activities of $3.5 billion less capital expenditures of $376 million and operating cash flow from discontinued operations of $1.6 billion.

During the fourth quarter of 2005, prior to the separation, the annual impairment test was conducted for all reporting units in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”  The analysis resulted in a non-cash impairment charge of $9.5 billion, or $5.99 per diluted share, to reduce the carrying amount of Television and Radio goodwill to their respective estimated fair values.  After the impairment charge, CBS Corp.’s combined goodwill and intangible asset balance, substantially all of which was established as a result of the 2000 Viacom/CBS merger, was approximately $29 billion.  In 2004, the Company recorded a non-cash impairment charge of $18.0 billion, or $10.43 per diluted share, pursuant to its annual impairment test under SFAS 142.  In addition, during the fourth quarter of 2005, the Company recorded a non-cash impairment charge to reflect the market value of certain Radio investments.

As a result of the non-cash impairment charges, CBS Corp. reported an operating loss of $8.8 billion versus an operating loss of $17.4 billion for the fourth quarter of 2004.  Net loss from continuing operations was $9.2 billion, or a loss of $6.07 per diluted share, for the fourth quarter of 2005 compared with a net loss from continuing operations of $17.5 billion, or a loss of $10.45 per diluted share, for the same prior-year period.  For the full year, the Company reported an operating loss of $6.8 billion versus an operating loss of $15.2 billion in 2004.  Net loss from continuing operations in 2005 was $8.3 billion, or a loss of $5.27 per diluted share, compared with a net loss from continuing operations of $16.4 billion, or a loss of $9.56 per diluted share, for 2004.  Reconciliations of all non-GAAP and pro forma measures to reported results have been included on pages 12-17 hereof.

The following table presents the Company’s 2005 reported operating loss, net loss from continuing operations and per share results adjusted to exclude the impact of the non-cash impairment charges and reflecting pro forma adjustments for corporate expenses, interest, income taxes and weighted average shares outstanding, assuming the separation occurred on January 1, 2005.

Pro Forma Reconciliation
(Amounts in millions, except per share amounts)	Three Months Ended December 31, 2005	Twelve Months Ended December 31, 2005
Operating loss	$(8,837.2)	$(6,817.9)
Adjustments:
Goodwill impairment charge	9,484.4	9,484.4
Corporate expenses	5.1	(10.5)
Pro forma operating income	$652.3	$2,656.0

Net loss from continuing operations	$(9,240.0)	$(8,321.8)
Adjustments:
Goodwill impairment charge	9,484.4	9,484.4
Corporate expenses	5.1	(10.5)
Interest expense	69.3	175.7
Net impairment charge on investments	62.1	24.0
Provision for income taxes	(70.1)	(91.1)
Pro forma net earnings from continuing operations	$310.8	$1,260.7

Pro forma diluted EPS	$.41	$1.59

Pro forma diluted weighted average shares outstanding	764.9	793.9

Consolidated and Segment Results

The Company’s reportable segments are as follows: (i) Television, (ii) Radio, (iii) Outdoor, and (iv) Parks/Publishing, an “all other” category.  Unless otherwise noted, the discussions of consolidated and segment results below exclude the impact of SFAS 142 non-cash impairment charges of $9.5 billion reflected in Television ($6.4 billion) and Radio ($3.1 billion) for the three and twelve months ended December 31, 2005 and $18.0 billion reflected in Radio ($10.9 billion) and Outdoor ($7.1 billion) for the three and twelve months ended December 31, 2004.  A reconciliation of operating income excluding the charges to reported operating income (loss) has been provided on page 15 hereof.

For 2005, advertising sales represented over 70% of consolidated revenues and are generated from the Company’s Television, Radio and Outdoor segments.  Television license fees and affiliate fees are generated from the Television segment and represented approximately 9% and 7%, respectively, of consolidated revenues in 2005.  Publishing revenues represented 5%, and Parks revenues represented 3% of consolidated revenues.  Other revenues totaled 4% of 2005 revenues and primarily included home entertainment revenues from television and cable product sales, and royalties and fees.

The tables below present the Company’s revenues and operating income, excluding the non-cash impairment charges from 2005 and 2004 recorded pursuant to SFAS 142 for the three and twelve months ended December 31, 2005 and 2004.

(Dollars in millions)	Three Months Ended December 31,		Better/	Twelve Months Ended December 31,		Better/
Revenues	2005	2004	(Worse)%	2005	2004	(Worse)%

Television	$2,491.0	$2,456.9	1%	$9,325.2	$9,448.5	(1)%
Radio	543.5	550.4	(1)	2,114.8	2,096.1	1
Outdoor	527.4	514.2	3	1,949.3	1,880.2	4
Parks/Publishing	276.3	240.7	15	1,187.1	1,160.8	2
Eliminations	(10.1)	(13.4)	25	(40.0)	(38.3)	(4)
Total Revenues	$3,828.1	$3,748.8	2%	$14,536.4	$14,547.3	—%

(Dollars in millions)	Three Months Ended December 31,		Better/	Twelve Months Ended December 31,		Better/
Operating Income, excluding charges	2005	2004	(Worse)%	2005	2004	(Worse)%
Television	$394.2	$363.3	9%	$1,645.9	$1,807.5	(9)%
Radio	205.3	230.7	(11)	892.9	918.3	(3)
Outdoor	96.4	81.8	18	260.5	230.8	13
Parks/Publishing	23.2	9.1	n/m	117.6	111.2	6
Corporate expenses	(42.2)	(29.8)	(42)	(131.7)	(111.4)	(18)
Residual costs	(29.7)	(28.4)	(5)	(118.7)	(113.8)	(4)
Total OI, excluding charges	$647.2	$626.7	3%	$2,666.5	$2,842.6	(6)%

n/m – not meaningful

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication and Showtime Networks Inc.)

For the quarter, Television revenues increased 1% to $2.5 billion reflecting 3% growth in advertising revenues partially offset by lower television license revenues.  Advertising revenues increased 6% at CBS/UPN Networks principally due to primetime and sports.  Television license revenues decreased 5% due to lower network revenues.  Operating income, excluding the charge, increased 9% to $394 million from $363 million principally due to higher revenues, lower programming and production costs and a gain of $25 million from the sale of a building in Chicago, partially offset by $21 million of restructuring costs and losses incurred as a result of Hurricane Katrina.

For the year, Television revenues decreased 1% to $9.3 billion as 2% growth in advertising revenues was more than offset by lower television license revenues.  Advertising revenues increased 4% at CBS/UPN Networks principally due to growth in primetime.  The Stations group advertising revenues decreased 2% reflecting lower political advertising spending and the absence of the Super Bowl.  Television license revenues decreased 21% as current year available titles did not match prior year contributions from Star Trek: Deep Space Nine, Frasier and Hollywood Squares.  Affiliate fees at Showtime Networks increased 2%.  Operating income, excluding the charge, decreased 9% to $1.6 billion in 2005 from $1.8 billion principally due to lower revenues.  Television operating income, excluding the charge, as a percentage of revenues was 18% in 2005 versus 19% in 2004.

Radio (Radio Stations)

For the quarter, Radio revenues decreased 1% to $544 million from $550 million.  Operating income, excluding the charges, decreased 11% to $205 million.  In addition to the slight revenue decrease, the decrease in operating income was principally due to the fact that the Company realized a gain in 2004 from the sale of one of its stations.

For the year, Radio revenues increased 1% to $2.11 billion from $2.10 billion, principally reflecting modest growth in local advertising.  Advertising revenues from Radio’s top 20 markets grew 2%.  Total expenses increased 4% primarily as a result of higher programming and employee-related expenses.  Operating income, excluding the charges in 2005 and 2004, was $893 million compared with $918 million, a decrease of 3%.  Radio’s operating income, excluding the charges, as a percentage of revenues was 42% in 2005 and 44% in 2004.

Outdoor (Outdoor Advertising Properties)

For the quarter, Outdoor revenues increased 3% to $527 million from $514 million primarily reflecting a 5% increase in revenues from North American properties.  North American properties delivered 3% growth in U.S. billboards and display revenues, 19% growth in Canada and 23% growth in Mexico.  In constant dollars, Outdoor revenues increased 5% from the same prior-year period.  Operating income, excluding the charge in 2004, increased 18% to $96 million from $82 million reflecting higher revenues.  Outdoor’s fourth quarter results were negatively impacted by $16 million due to the hurricanes.

For the year, Outdoor revenues increased 4% to $1.9 billion reflecting a 6% increase in revenues from North American properties.  Operating income, excluding the charge in 2004, increased 13% to $261 million from $231 million in 2004, principally driven by higher revenues and lower depreciation expense.  Outdoor’s full year results were negatively impacted by $28 million due to hurricanes.  Operating income, excluding the charge, as a percentage of revenues was 13% in 2005 and 12% in 2004.

Parks/Publishing (Paramount Parks and Simon & Schuster)

For the quarter, Parks/Publishing revenues increased $36 million or 15% to $276 million reflecting 12% higher Publishing revenues and 32% higher Parks revenues compared to the same prior-year period.  Publishing revenues benefited from the strength of fourth quarter titles.  Parks revenue growth primarily reflected fourth quarter winter events held at the parks.  Parks/Publishing operating income of $23 million increased from $9 million in the fourth quarter of 2004.

For the year, Parks/Publishing revenues increased 2% to $1.2 billion reflecting 3% growth in Parks revenues and 2% growth in Publishing revenues.  Parks revenue growth reflected higher attendance and increased per capita spending.  Publishing’s 2005 top-selling Adult titles included 1776 by David McCullough, Love Smart by Dr. Philip C. McGraw and Teacher Man by Frank McCourt.  The Children’s division delivered 5% growth in 2005.  Parks/Publishing operating income for 2005 of $118 million increased 6% from $111 million in 2004.

Corporate Expenses

For the quarter, Corporate expenses increased 42% to $42 million from $30 million primarily due to costs associated with the separation.  For the year, expenses increased 18% to $132 million from $111 million due to transition costs and professional fees primarily related to the separation.  Corporate expenses excluded the corporate overhead and certain transaction costs that were allocated to Viacom Inc.  The corporate overhead allocation was based on the specific identification of costs, assets and liabilities and other allocations where specific identification was not available.

Residual Costs

Residual costs primarily include pension and postretirement benefit costs for benefit plans retained by the Company for previously divested businesses.  For the quarter, residual costs increased to $30 million versus $28 million in the same prior-year period.  For the year, residual costs increased to $119 million from $114 million in 2004.

Other Items, Net

For the fourth quarter of 2005, other items, net reflected a net loss of $26.7 million due primarily to the non-cash impairment charge to reflect the market value of certain cost investments, partially offset by foreign exchange gains.

Provision for Income Taxes

For the fourth quarter, the Company’s effective income tax rate, excluding the charges, of 45.3% in 2005 compared with 21.1% in 2004.  For the full year, the Company’s effective income tax rate, excluding the charges, of 42.2% in 2005 compared with 32.8% for the full year 2004.  The effective tax rates for 2004 reflected the resolution of certain income tax audits.

Equity in Earnings (Loss) of Affiliated Companies, Net of Tax

Equity in earnings (loss) of affiliated companies, net of tax reflects the operating results of the Company’s equity investments and any impairment of such investments.  For the fourth quarter, the Company reflected a loss of $14.8 million in 2005 and earnings of $4.7 million in 2004.  For the full year, the Company reflected a loss of $1.5 million for 2005 and earnings of $19.2 million for 2004.

Discontinued Operations

Net earnings from discontinued operations for the three and twelve months ended December 31, 2005 and 2004 included the results of Viacom Inc. (Cable Networks and Paramount Pictures), and prior to its disposition on July 22, 2005, the results of Famous Players.  For 2004, Blockbuster Inc. results were also included.

Cumulative Effect of Change in Accounting Principle

Effective December 31, 2004, the Company early adopted Emerging Issues Task Force Topic No. D-108 “Use of Residual Method to Value Acquired Assets Other than Goodwill” (“D-108”).  As a result of the adoption, the Company recorded a charge of $2.2 billion ($1.3 billion net of tax), or $.77 per diluted share for 2004, to reduce the intangible balances attributable to its television stations’ FCC licenses.

Stock Purchase Program

For the twelve months ended December 31, 2005, on a trade date basis, the Company spent approximately $5.5 billion under its $8.0 billion stock purchase program, with cumulative spending from inception through December 31, 2005 of $7.4 billion.

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry.  The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets.  It has operations in virtually every field of media and entertainment, including broadcast television (CBS and UPN), cable television (Showtime), local television (CBS Television Stations), television production and syndication (CBS Paramount Television and King World), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), theme parks (Paramount Parks), digital media (CBS Digital Media Group and CSTV Networks) and consumer products (CBS Consumer Products). For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements

This information contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; whether the Company will achieve results anticipated by the separation; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s Form 10-K for the period ended December 31, 2004.  The forward-looking statements included in this document are made only as of the date of this document, and, under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

CBS CORPORATION AND SUBSIDIARIES

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Revenues	$3,828.1	$3,748.8	$14,536.4	$14,547.3

Operating loss	(8,837.2)	(17,370.4)	(6,817.9)	(15,154.5)

Interest expense	(195.9)	(173.1)	(720.5)	(694.0)
Interest income	9.7	8.3	21.4	21.8
Other items, net	(26.7)	(9.2)	5.3	25.1
Loss before income taxes	(9,050.1)	(17,544.4)	(7,511.7)	(15,801.6)

(Provision) benefit for income taxes	(174.9)	15.9	(808.1)	(608.9)
Equity in earnings (loss) of affiliated companies, net of tax	(14.8)	4.7	(1.5)	19.2
Minority interest, net of tax	(.2)	(.7)	(.5)	(.6)
Net loss from continuing operations	(9,240.0)	(17,524.5)	(8,321.8)	(16,391.9)

Net earnings from discontinued operations	103.6	398.0	1,232.7	242.1
Net loss before cumulative effect of change in accounting principle, net of minority interest and tax	(9,136.4)	(17,126.5)	(7,089.1)	(16,149.8)
Cumulative effect of change in accounting principle, net of minority interest and tax	—	(1,312.4)	—	(1,312.4)
Net loss	$(9,136.4)	$(18,438.9)	$(7,089.1)	$(17,462.2)

Basic and diluted earnings (loss) per common share:
Net loss from continuing operations	$(6.07)	$(10.45)	$(5.27)	$(9.56)
Net earnings from discontinued operations	$.07	$.24	$.78	$.14
Net loss before cumulative effect of change in accounting principle	$(6.00)	$(10.21)	$(4.49)	$(9.42)
Cumulative effect of change in accounting principle	$—	$(.78)	$—	$(.77)
Net loss	$(6.00)	$(10.99)	$(4.49)	$(10.19)

Basic and diluted weighted average number of common shares outstanding	1,523.3	1,677.1	1,579.4	1,714.4

Dividends per common share	$.07	$.07	$.28	$.25

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

The following tables set forth the Company’s Operating Income before Depreciation and Amortization for the three and twelve months ended December 31, 2005 and 2004.  The Company defines “Operating Income before Depreciation and Amortization” (“OIBDA”) as net earnings (loss) adjusted to exclude the following line items presented in its Statement of Operations: Cumulative effect of change in accounting principle, net of minority interest and tax; Net earnings from discontinued operations; Minority interest, net of tax; Equity in earnings (loss) of affiliated companies, net of tax; (Provision) benefit for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization.

The Company uses OIBDA, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and this measure is among the primary measures used by management for planning and forecasting of future periods.  This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow.  The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As OIBDA excludes certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  As required by the SEC, the Company provides below reconciliations of Total OIBDA to net loss and OIBDA for each segment to such segment’s operating income, the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Three Months Ended December 31, 2005
	OIBDA excluding charges	Charges(a)	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$444.2	$(6,437.4)	$(5,993.2)	$(50.0)	$(6,043.2)
Radio	214.7	(3,047.0)	(2,832.3)	(9.4)	(2,841.7)
Outdoor	147.5	—	147.5	(51.1)	96.4
Parks/Publishing	40.5	—	40.5	(17.3)	23.2
Corporate expenses	(38.5)	—	(38.5)	(3.7)	(42.2)
Residual costs	(29.7)	—	(29.7)	—	(29.7)
Total	$778.7	$(9,484.4)	$(8,705.7)	$(131.5)	$(8,837.2)

	Three Months Ended December 31, 2004
	OIBDA excluding charges	Charges(a)	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$407.7	$—	$407.7	$(44.4)	$363.3
Radio	238.0	(10,941.8)	(10,703.8)	(7.3)	(10,711.1)
Outdoor	137.4	(7,055.3)	(6,917.9)	(55.6)	(6,973.5)
Parks/Publishing	25.3	—	25.3	(16.2)	9.1
Corporate expenses	(26.5)	—	(26.5)	(3.3)	(29.8)
Residual costs	(28.4)	—	(28.4)	—	(28.4)
Total	$753.5	$(17,997.1)	$(17,243.6)	$(126.8)	$(17,370.4)

(a) Represents non-cash impairment charges to reduce goodwill and other intangibles.

	Three Months Ended December 31,
	2005	2004
Total operating loss before depreciation & amortization	$(8,705.7)	$(17,243.6)
Depreciation and amortization	(131.5)	(126.8)
Operating loss	(8,837.2)	(17,370.4)
Interest expense	(195.9)	(173.1)
Interest income	9.7	8.3
Other items, net	(26.7)	(9.2)
Loss before income taxes	(9,050.1)	(17,544.4)
(Provision) benefit for income taxes	(174.9)	15.9
Equity in earnings (loss) of affiliated companies, net of tax	(14.8)	4.7
Minority interest, net of tax	(.2)	(.7)
Net loss from continuing operations	(9,240.0)	(17,524.5)
Net earnings from discontinued operations	103.6	398.0
Cumulative effect of accounting change, net of minority interest and tax	—	(1,312.4)
Net loss	$(9,136.4)	$(18,438.9)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

	Twelve Months Ended December 31, 2005
	OIBDA excluding charges	Charges(a)	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$1,824.7	$(6,437.4)	$(4,612.7)	$(178.8)	$(4,791.5)
Radio	925.0	(3,047.0)	(2,122.0)	(32.1)	(2,154.1)
Outdoor	469.9	—	469.9	(209.4)	260.5
Parks/Publishing	184.8	—	184.8	(67.2)	117.6
Corporate expenses	(120.5)	—	(120.5)	(11.2)	(131.7)
Residual costs	(118.7)	—	(118.7)	—	(118.7)
Total	$3,165.2	$(9,484.4)	$(6,319.2)	$(498.7)	$(6,817.9)

	Twelve Months Ended December 31, 2005
	OIBDA excluding charges	Charges(a)	OIBDA	Depreciation and Amortization	Operating Income (Loss)
Television	$1,981.2	$—	$1,981.2	$(173.7)	$1,807.5
Radio	948.2	(10,941.8)	(9,993.6)	(29.9)	(10,023.5)
Outdoor	453.9	(7,055.3)	(6,601.4)	(223.1)	(6,824.5)
Parks/Publishing	180.2	—	180.2	(69.0)	111.2
Corporate expenses	(98.5)	—	(98.5)	(12.9)	(111.4)
Residual costs	(113.8)	—	(113.8)	—	(113.8)
Total	$3,351.2	$(17,997.1)	$(14,645.9)	$(508.6)	$(15,154.5)

(a) Represents non-cash impairment charges to reduce goodwill and other intangibles.

	Twelve Months Ended December 31,
	2005	2004
Total operating loss before depreciation & amortization	$(6,319.2)	$(14,645.9)
Depreciation and amortization	(498.7)	(508.6)
Operating loss	(6,817.9)	(15,154.5)
Interest expense	(720.5)	(694.0)
Interest income	21.4	21.8
Other items, net	5.3	25.1
Loss before income taxes	(7,511.7)	(15,801.6)
Provision for income taxes	(808.1)	(608.9)
Equity in earnings (loss) of affiliated companies, net of tax	(1.5)	19.2
Minority interest, net of tax	(.5)	(.6)
Net loss from continuing operations	(8,321.8)	(16,391.9)
Net earnings from discontinued operations	1,232.7	242.1
Cumulative effect of accounting change, net of minority interest and tax	—	(1,312.4)
Net loss	$(7,089.1)	$(17,462.2)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

The Company believes that adjusting its financial results for certain items provides investors with a clearer perspective on the current underlying financial performance of the Company.  The exclusion of the impairment charge also facilitates period-to-period comparability of the Company’s results.  The following table reconciles operating income for the Television, Radio and Outdoor segments and total Company, excluding the impact of the 2005 and 2004 impairment charges to reported operating income (loss) for the three and twelve months ended December 31, 2005 and 2004.

	Three Months Ended December 31,		Better/	Twelve Months Ended December 31,		Better/
	2005	2004	(Worse)%	2005	2004	(Worse)%
Television:
Operating income, excluding charge	$394.2	$363.3	9%	$1,645.9	$1,807.5	(9)%
Non-cash impairment charge	(6,437.4)	—	n/m	(6,437.4)	—	n/m
Operating income (loss)	$(6,043.2)	$363.3	n/m	$(4,791.5)	$1,807.5	n/m

Radio:
Operating income, excluding charges	$205.3	$230.7	(11)%	$892.9	$918.3	(3)%
Non-cash impairment charges	(3,047.0)	(10,941.8)	n/m	(3,047.0)	(10,941.8)	n/m
Operating loss	$(2,841.7)	$(10,711.1)	n/m	$(2,154.1)	$(10,023.5)	n/m

Outdoor:
Operating income, excluding charge	$96.4	$81.8	18%	$260.5	$230.8	13%
Non-cash impairment charge	—	(7,055.3)	n/m	—	(7,055.3)	n/m
Operating income (loss)	$96.4	$(6,973.5)	n/m	$260.5	$(6,824.5)	n/m

Total Company:
Operating income, excluding charges	$647.2	$626.7	3%	$2,666.5	$2,842.6	(6)%
Non- cash impairment charges	(9,484.4)	(17,997.1)	n/m	(9,484.4)	(17,997.1)	n/m
Operating loss	$(8,837.2)	$(17,370.4)	n/m	$(6,817.9)	$(15,154.5)	n/m

The following table reconciles certain non-GAAP financial measures to reported financial measures included herein.

	Three Months Ended December 31,		Better/	Twelve Months Ended December 31,		Better/
	2005	2004	(Worse)%	2005	2004	(Worse)%
Adjusted net earnings from continuing operations	$266.1	$361.1	(26)%	$1,161.4	$1,493.7	(22)%
Adjustments to reconcile to net earnings from continuing operations:
Goodwill impairment charge, net of tax	(9,460.5)	(17,885.6)	n/m	(9,460.5)	(17,885.6)	n/m
Net impairment charge on investments, net of tax	(45.6)	—	n/m	(22.7)	—	n/m
Net loss from continuing operations	$(9,240.0)	$(17,524.5)	n/m	$(8,321.8)	$(16,391.9)	n/m
Reconciliation of adjusted EPS to EPS from continuing operations:
Adjusted net earnings from continuing operations per diluted share	$.17	$.21	(19)%	$.73	$.87	(16)%
Goodwill impairment charge, net of tax	$(6.21)	$(10.66)	n/m	$(5.99)	$(10.43)	n/m
Net impairment charge on investments, net of tax	$(.03)	—	n/m	$(.01)	—	n/m
Net loss from continuing operations per diluted share	$(6.07)	$(10.45)	n/m	$(5.27)	$(9.56)	n/m

n/m – not meaningful

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

The following tables reconcile pro forma financial measures to reported financial measures included herein.  The Company believes that adjusting its financial results for certain items provides investors with a clearer perspective on the current underlying financial performance of the Company.

	Three Months Ended December 31, 2005
	2005 Reported		Impairment Charges		Separation Adjustments		2005 Pro forma
Revenues	$3,828.1		$—		$—		$3,828.1
Operating income (loss)	(8,837.2)		9,484.4		5.1	(1)	652.3
Interest expense	(195.9)		—		69.3	(2)	(126.6)
Interest income	9.7		—		—		9.7
Other items, net	(26.7)		41.4		—		14.7
Earnings (loss) before income taxes	(9,050.1)		9,525.8		74.4		550.1
Provision for income taxes	(174.9	)(5)	(40.4	)(5)	(29.7	)(3)	(245.0)
Equity in earnings (loss) of affiliated companies, net of tax	(14.8)		20.7		—		5.9
Minority interest, net of tax	(.2)		—		—		(.2)
Net earnings (loss) from continuing operations	$(9,240.0)		$9,506.1		$44.7		$310.8
Diluted EPS from continuing operations	$(6.07)		$6.24		n/m		$.41

Diluted weighted average number of common shares outstanding	1,523.3		1,523.3		(758.4	)(4)	764.9

	Twelve Months Ended December 31, 2005
	2005 Reported		Impairment Charges		Separation Adjustments		2005 Pro forma
Revenues	$14,536.4		$—		$—		$14,536.4
Operating income (loss)	(6,817.9)		9,484.4		(10.5	)(1)	2,656.0
Interest expense	(720.5)		—		175.7	(2)	(544.8)
Interest income	21.4		—		—		21.4
Other items, net	5.3		3.3		—		8.6
Earnings (loss) before income taxes	(7,511.7)		9,487.7		165.2		2,141.2
Provision for income taxes	(808.1	)(5)	(25.2	)(5)	(65.9	)(3)	(899.2)
Equity in earnings (loss) of affiliated companies, net of tax	(1.5)		20.7		—		19.2
Minority interest, net of tax	(.5)		—		—		(.5)
Net earnings (loss) from continuing operations	$(8,321.8)		$9,483.2		$99.3		$1,260.7
Diluted EPS from continuing operations	$(5.27)		$6.00		n/m		$1.59
Diluted weighted average number of common shares outstanding	1,579.4		1,579.4		(785.5	)(4)	793.9

Separation adjustments reflect the following pro forma adjustments: (1) additional corporate expenses as a result of the separation; (2) interest savings from lower debt level resulting from the separation; (3) tax effect of pro forma adjustments; (4) reduction in shares outstanding from the conversion of stock resulting from the separation.

Provision for income taxes: (5) Excluding the impairment chages, the tax provision of $215.3 million for the fourth quarter of 2005 increased $119.8 million over the prior period.  Full year 2005 income tax provision, excluding the charges, of $833.3 million increased $113.0 million.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

Free cash flow reflects the Company’s net cash flow from operating activities less capital expenditures and operating cash flow of discontinued operations.  The Company uses free cash flow, among other measures, to evaluate its operating performance.  Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  As free cash flow deducts capital expenditures from net                    cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected.  The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Twelve Months Ended December 31,
	2005	2004
Net cash flow provided by operating activities	$3,537.0	$3,640.6
Less capital expenditures	375.6	262.2
Less operating cash flow of discontinued operations	1,627.4	1,989.9
Free cash flow	$1,534.0	$1,388.5

The following table presents a summary of the Company’s cash flows:

	Twelve Months Ended December 31,
	2005	2004
Net cash flow provided by operating activities	$3,537.0	$3,640.6
Net cash flow provided by (used for) investing activities	$4,767.8	$(533.7)
Net cash flow used for financing activities	$(7,577.7)	$(3,029.4)